Results of November 11, 2004 and January 10, 2005 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

	   			  Votes			Votes
				for			withheld
Jameson A. Baxter		26,179,341		1,351,636
Charles B. Curtis		26,145,549		1,385,428
Myra R. Drucker			26,174,933		1,356,044
Charles E. Haldeman, Jr.	26,170,734		1,360,243
John A. Hill			26,171,600		1,359,377
Ronald J. Jackson		26,187,897		1,343,080
Paul L. Joskow			26,180,534		1,350,443
Elizabeth T. Kennan		26,141,620		1,389,357
John H. Mullin, III		26,176,304		1,354,673
Robert E. Patterson		26,187,985		1,342,992
George Putnam, III		26,156,621		1,374,356
A.J.C. Smith *			26,127,843		1,403,134
W. Thomas Stephens		26,180,883		1,350,094
Richard B. Worley		26,186,517		1,344,460



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes		Abstentions
		for	against

	19,120,914	1,359,069		7,050,994

* Mr. Smith resigned from the Board of Trustees on January 14, 2005. All tabulations are rounded to nearest whole number.

January 10, 2005 meeting
A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     Votes	Votes		Abstentions
		for	against

	19,001,340		2,242,437		   7,076,925

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
		for	against


	19,096,003	2,118,548		7,106,151



A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes	Votes		Abstentions
	for	against

     19,398,785	1,710,118	7,211,799

All tabulations are rounded to the nearest whole number.